    As Filed with the Securities and Exchange Commission on June 10, 1998
                                                    Registration No. 333-47303
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------
                               AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                              PROJECTAVISION, INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

                      ------------------------------------



          Delaware                                                 13-3499909
-----------------------------                                   ----------------
(State or other jurisdiction                                    (I.R.S. Employer
    of incorporation or                                          identification
       organization)                                                 number)

          TWO PENN PLAZA, SUITE 640, NEW YORK, NEW YORK, (212) 971-3000
         ---------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                      MARVIN MASLOW, CHAIRMAN OF THE BOARD
             MARTIN HOLLERAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PROJECTAVISION, INC.
               TWO PENN PLAZA, SUITE 640, NEW YORK, NEW YORK 10121
                                 (212) 971-3000
                      ------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

                           CLIFFORD A. BRANDEIS, ESQ.
                          ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 223-6700
                               Fax (212) 223-6433

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X| (continued overleaf)


                                                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Proposed
                                                      Proposed                Maximum
  Title of each                 Amount                Maximum                 Aggregate                     Amount of
  class of securities           to be                 Offering Price          Offering                      Registration
  to be registered              Registered            Per Share (1)           Price (1)                     Fee
 -----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
   Par Value
   $.0001 Per Share,
   issuable upon
   conversion of
   Series F Convertible
   Preferred Stock             9,500,000(2)           $.41                     $ 3,895,000                             $1,149.03
Common Stock,
   Par Value
   $.0001 Per Share,
   issuable upon
   conversion of Series G
   Convertible
   Preferred Stock            12,000,000(3)           $.41                     $ 4,920,000                              1,451.40
Common Stock,
   Par Value
   $.0001 Per Share            4,025,000              $.41                     $ 1,650,250                                486.82
Common Stock,
   Par Value
   $.0001 Per Share,
   issuable upon
   exercise of certain
   outstanding options
   and warrants                  505,000              $.41                     $   207,050                                 61.08
                              ----------                                       ----------       Total Filing Fee       $3,148.33
          Total               26,030,000                                       $10,672,300                             ---------
                                                                                                 Previously Paid       $1,681.50
                                                                                                                       =========
                                                                                                  Due on Filing        $1,466.83
                                                                                                                       =========
------------------------------------------------------------------------------------------------------------------------------------

-----------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

(2) For purposes of estimating the number of shares of the Company's common stock, par value $.0001 per share (the "Common Stock") to be included in this Registration Statement with respect to the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the Company calculated 200% of the number of shares of Common Stock issuable upon conversion of 2,850 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share ("Series F Stock" or "Series F Preferred Stock") or otherwise pursuant to the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock, based on a conversion price of $.60 per share in accordance with Rule 416 of the Securities Act of 1933, as amended ("Rule 416"). Pursuant to Rule 416, the number of shares of Common Stock to be registered hereunder also includes an indeterminate number of shares which may become issuable upon conversion of or otherwise with respect to the Series F Preferred Stock to prevent dilution resulting from splits, stock dividends or similar transactions or by reason of reduction in the conversion price of the Series F Preferred Stock in accordance with the terms thereof.

(3) For purposes of estimating the number of shares of the Company's Common Stock to be included in this Registration Statement with respect to the number of shares of Common Stock issuable upon conversion of up to 3,000 the Series G Preferred Stock, the Company calculated 150% of the number of shares of Common Stock issuable upon conversion of up to 3,000 shares of the Company's Series G Convertible Preferred Stock, par value $.01 per share (the "Series G Stock" or "Series G Preferred Stock") or otherwise pursuant to the Certificate of Designations, Preferences and Rights of the Series G Preferred Stock, based on a conversion price of $.375 per share in accordance with Rule 416. Pursuant to Rule 416, the number of shares of Common Stock to be registered hereunder also includes an intermediate number of shares which may become issuable upon conversion of or otherwise with respect to the Series G Preferred Stock to prevent dilution resulting from splits, stock dividends or similar transactions.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a future amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS-REFERENCE SHEET

                             Pursuant to Item 501(b)

Item Number and Caption                            Location or Heading
in Form S-3                                        in Prospectus
------------------------                           -----------------------------
1.  Forepart of Registration Statement and         Facing Page of Registration
    Outside Front Cover Page of Prospectus.        Statement; Cover Page of
                                                   Prospectus.

2.  Inside Front and Outside Back Cover            Inside Front and Outside Back
    Pages of Prospectus.                           Cover Pages of Prospectus.

3.  Summary Information, Risk Factors and          Prospectus Summary; The
    Ratio of Earnings to Fixed Charges.            Company; Risk Factors.

4.  Use of Proceeds.                               Prospectus Summary.

5.  Determination of Offering Price.               *

6.  Dilution.                                      *

7.  Selling Security Holders.                      Cover Page; Selling
                                                   Shareholders.

8.  Plan of Distribution.                          Cover Page; Plan of
                                                   Distribution.

9.  Description of Securities to be                Incorporation of Certain
    Registered.                                    Documents by Reference;
                                                   Description of Capital Stock.

10. Interests of Named Experts and                 *
    Counsel.

11. Material Changes.                              The Company; Risk Factors;
                                                   Description of Capital Stock.

12. Incorporation of Certain Information           Incorporation of Certain
    by Reference.                                  Documents by Reference.

13. Disclosure of Commission Position on           *
    Indemnification for Securities Act
    Liabilities.

--------------------
* Omitted as not applicable.

                   SUBJECT TO COMPLETION, DATED JUNE __, 1998

PROSPECTUS
----------
                              PROJECTAVISION, INC.
                    Up to 26,030,000 shares of Common Stock,
                           $.0001 par value per share

         This Prospectus solely relates to the offer and sale from time to time of up to 26,160,000 shares (the "Shares") of common stock, par $.0001 value per share (the "Common Stock") of Projectavision, Inc. (the "Company") by the various selling stockholders named herein (collectively, the "Selling Stockholders"), or by their respective pledges, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. Of the 17,600,000 Shares being offered hereby: (i) up to 9,500,000 Shares are issuable upon conversion of or otherwise with respect to 2,850 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share ("Series F Stock" or "Series F Preferred Stock") held by certain of the Selling Stockholders; (ii) 225,000 Shares issuable upon the exercise of certain warrants held by those Selling Stockholders who were purchasers of the Series F Preferred Stock (the "Series F Warrants"); (iii) 125,000 Shares issued in connection with the Company's settlement of an outstanding litigation, 100,000 of which are issuable upon the exercise of certain options (the "Settlement Options") issued in connection with the settlement of such litigation; (iv) up to 4,000,000 Shares issuable to a certain Selling Stockholder in connection with such Selling Stockholder's purchase of 666,667 Shares of Common Stock (the "Private Shares") and such Selling Stockholder's right to acquire additional Shares under certain circumstances; (v) up to 12,000,000 Shares are issuable upon conversion or otherwise with respect to 2,400 Shares of the Company's Series G Convertible Preferred Stock, par value $.01 per share (the "Series G Stock" or "Series G Preferred Stock") and the right by one of the purchasers of the Series G Preferred Stock to purchase an additional 600 shares of Series G Preferred Stock; (vi) 180,000 Shares are issuable upon the exercise of certain warrants held by the Selling Stockholders also purchased the Series G Stock (the "Series G Warrants"); and (vii) 100,000 Shares issuable upon exercise of warrants (the "Other Warrants") issued to the placement agent in connection with the sale of the Series G Stock to one of the Selling Stockholders. The Series F Warrants, Series G Warrants and other Warrants are hereinafter collectively referred to us the "Warrants" and the "Settlement Options" and "Other Options" are hereinafter collectively referred to as the "Options". The Series F Preferred Stock and the Series F Warrants were issued by the Company to the purchaser thereof on February 17, 1998 in a private transaction (the "Series F Private Placement"); the Private Shares were issued by the Company to the purchase thereof on May 1, 1998 in a private transaction (the "Private Share Private Placement"); and 2,000 shares of the Series G Preferred Stock (and the right to acquire an additional 600 shares of Series G Preferred Stock) and 150,000 Series G Warrants were issued to the purchaser thereof, and the Other Options were issued to the placement agent of the Series G Preferred Stock, on May 8, 1998 in a private transaction and the other 400 shares of Series F Preferred Stock were issued in a private transaction on June 9, 1998 (the "Series G Private Placement"). The Series F Private Placement, the Private Share Private Placement and the Series G Private Placement are hereinafter collectively referred to as the "1998 Private Placements."

         The number of Shares indicated as being issuable upon conversion of or otherwise with respect to the Series F Preferred Stock and offered hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series F Preferred Stock, based on 200% of the number of shares of Common Stock issuable at a conversion price of .60 per share in accordance with Rule 416 ("Rule 416") of the Securities Act of 1933, as amended (the "Securities Act"), and in certain other events described in the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock ("the Certificate of Designation"). The number of Shares indicated as being issuable upon conversion of or otherwise with respect to the Series G Preferred Stock and offered hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series G Preferred Stock, based upon 150% of the number of shares of Common Stock issuable at a conversion price of $.375 per share in accordance with Rule 416 of the Securities Act. Pursuant to Rule 416, the number of shares of Common Stock underlying the Series F Preferred Stock and offered for sale hereby includes an indeterminate number of shares as may be issued or issuable upon conversion of or otherwise with respect to the Series F Preferred Stock by reason of the floating rate conversion price mechanism and other adjustment mechanisms described in the Certificate of Designation, or by reason of any stock splits, stock dividends or similar transactions involving the Common Stock, in order to prevent dilution. Although the Company will receive the exercise price of any Warrants or Options that are exercised, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act will be paid by the Company. See "Plan of Distribution."

The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "PJTV." The last reported closing bid and asked prices of the Common Stock on Nasdaq on June 9, 1998 were $.41 and $.44 per share.



         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE COMPANY HAS INCURRED SUBSTANTIAL OPERATING LOSSES. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

         The Shares covered under this Registration Statement of which this Prospectus forms a part may be offered for sale from time to time for the account of the Selling Stockholders, or their pledgees, donees, transferees, or other successors in interest, in the open market, on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or purchasers of the Shares (or whom such broker-dealers may act as agent or to whom they may sell as principal, or both, and which compensation as to a particular broker-dealer may be in excess of customary commissions). To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

         The Selling Stockholders, their successors in interest and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of their shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Stockholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.


            The date of this Prospectus is ________________, 1998.

                           FORWARD-LOOKING STATEMENTS

         Certain information contained herein and/or incorporated by reference in this Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and is subject to the safe harbor created by the Reform Act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward looking statement contained in such discussions. Additional information as to the risk factors which could affect the Company's financial results is included in this Prospectus and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the other documents incorporated by reference herein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997; and the Quarterly Report of the Company for the three (3) months ended March 31, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at Two Penn Plaza, Suite 640, New York, New York 10121, (212) 971-3000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

The Company
-----------

         The Company, Projectavision, Inc., is in the business of identifying, developing, patenting, supporting and marketing technical inventions in the electronic display information industry.

         The Company's principal offices are located at Two Penn Plaza, Suite 640, New York, New York 10121, telephone (212) 971-3000.

The Offering
------------


         Up to 26,030,000 shares of Common Stock are being offered pursuant to this Prospectus which may be offered from time to time by the Selling Stockholders for their own account.


Plan of Distribution
--------------------

         The Selling Stockholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the Nasdaq SmallCap Market. See "Selling Stockholders" and "Plan of Distribution."

                                  RISK FACTORS


         Investment in the Company's securities involves a high degree of risk. Investors should carefully consider the following factors, among others, relating to the Company.

         ACCUMULATED DEFICIT; NO ASSURANCE OF PROFITABILITY. Until the fourth quarter of 1997, the Company had been a development stage Company since its inception in 1988. To date, the Company's sole revenues received have been (i) $1,000,000 received in 1989 from the United States Advance Research Projects Agency (then known as the Defense Department Advance Research Projects Agency) ("ARPA") to develop certain projection technology which could be used in a high definition television projector, (ii) $105,000 in royalty income in 1993 from licensing agreements, (iii) $200,000 in royalty income in 1995 from licensing agreement, and (iv) approximately $1,000,000 and $415,000 from sales of its first product, the Digital Home Theater(TM) for the year ended December 31, 1997, and the three (3) months ended March 31, 1998, respectively. Primarily as a result of work performed in developing its own and supporting certain other technologies, the Company has sustained losses aggregating approximately $47,500,000 from its inception to March 31, 1998. The Company has continued to incur losses since March 31, 1998. As of December 31, 1997, the Company had available for Federal income tax purposes net operating loss carryforwards of approximately $29,500,000. The Internal Revenue Code of 1986, as amended, may impose certain restrictions of the amount of net operating loss carryforwards which may be used in any year by the Company.

         The Company continues to experience difficulties encountered by any company first emerging from the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated development, testing, production and marketing problems, costs and competition.


         DEPENDENCE ON THIRD-PARTY LICENSES; UNPROVEN PRODUCTS. On March 31, 1997 the Company began shipping its first product, its patented front/rear projection television computer known as the "Digital Home Theater(TM)." In connection therewith, the Company has entered into arrangements with third parties for the manufacture, marketing and distribution of its Digital Home Theater(TM). The Company has also formed a non-exclusive strategic corporate partnership and entered into an agreement with Texas Instruments pursuant to which Texas Instruments has agreed to supply its Digital Light Processor (the "DLP") to the Company as a component part of the Company's Digital Home Theater(TM). The Company has also entered into contract manufacturing agreements with C-MAC Industries, Inc. and LDM Technologies, Inc. for the manufacture and assembly of certain other components of its Digital Home Theater(TM). The Company has also entered into an agreement with the Boxlight Corporation, an established marketer and distributor of video display systems to the commercial market. The Company has also retained the Hamilton Group to provide customer service, as well as to gather and analyze information regarding consumer reaction to the Digital Home Theater(TM). The Company is dependent on all of the foregoing arrangements in order to successfully manufacture, market and distribute the Digital Home Theater(TM). Moreover, the Company's Digital Home Theater(TM) is presently an unproven product, and there is no assurance that it will receive acceptance in the marketplace from its intended users. In addition, the Company may seek other applications of its technologies, although there can be no assurance that the Company will be successful in applying its technologies in other areas.

         The Company is also currently a party to two (2) royalty bearing, non-exclusive patent license agreements with respect to its video projection technologies and presently intends to enter into other similar, patent license agreements, although there can be no assurances that the patent licenses that the Company has entered into will be profitable or that the Company will be able to enter into additional patent licenses on terms and conditions acceptable to the Company, or at all.


         DEPENDENCE ON UNTESTED DEVICE BY SOLE SUPPLIER. The DLP, an essential part of the Company's Digital Home Theater(TM), is based upon and incorporates a Digital Micromirror Device ("DMD") that has been developed by Texas Instruments. The Company will be relying solely on Texas Instruments to produce the DLP and there can be no assurance that Texas Instruments will be able or willing to produce the DLP in significant qualities to satisfy the Company's immediate and/or long-term needs. Although the Company is also pursuing LCD-based alternatives to the DLP, there can be no assurance that any such alternatives will prove to be viable.

         DEPENDENCE ON KEY EMPLOYEES. The Company is dependent, to a substantial degree, on the financial and managerial expertise of its Chairman of the Board, Mr. Marvin Maslow and its President and Chief Executive Officer, Mr. Martin Holleran. The loss of the services of either of Mr. Maslow or Mr. Holleran could have a material adverse effect upon the Company's operations. The Company has purchased a "key-man" life insurance policy on the life of Mr. Maslow in the amount of $500,000, and is the sole owner and beneficiary of such policy. The Company has also purchased a "key-man" life insurance policy on the life of Mr. Holleran in the amount of $1,000,000, and is the sole owner and beneficiary of such policy.


         TECHNOLOGICAL CHANGE. The television and video display industry and other industries and markets in which the Company is pursuing applications of its technologies are subject to rapid and significant changes. There can be no assurance that technological changes will not occur that may render the Company's products and present technologies obsolete.

         COMPETITION. The television and video display industry is highly competitive. The Company's television projection systems will compete with giant screen, big screen and conventional size televisions sold under a variety of brand names. Competitive features will include picture quality, image brightness, clarity, image-size, pricing, product size and design, weight, technology, brand name recognition and manufacturing, marketing and distribution capabilities. Most of the Company's competitors and potential competitors have and will have far greater financial resources, research and development facilities, manufacturing and marketing experience, distribution and sales networks, established customer bases, and greater brand name recognition than the Company currently has. Although there can be no assurances, the Company expects that it will be able to compete successfully against its competitors on the basis of its proprietary projection technologies and anticipated patent portfolio, product size and weight, price and picture quality.

         PROPRIETARY RIGHTS. The Company is the owner of five (5) United States patents and twenty-two (22) foreign patents and has patent applications pending in numerous industrialized nations around the world. In addition, the Company has also filed for further patent protection in various foreign countries for improvement to its technologies and for protection of related technologies. Notwithstanding the Company's patent or pending patent applications, there can be no assurance that others have not developed such technologies without the Company's knowledge, or that pending applications will be allowed, or that others will not independently develop similar technologies, duplicate the Company's technologies or design around the patented aspects of the Company's technologies. In addition, in the event the Company's products are based upon the DLP developed by Texas Instruments, the Company will also be dependent to a certain extent on the efficacy of Texas Instruments' patents relative to DLP, of which there can be no assurance. The Company has not conducted any independent analysis of such patents owned by Texas Instruments. Even though the Company has been issued patents, challenges may be instituted by third parties as to the validity, enforceability and infringement of the patents. The cost of litigation to uphold the validity and enforcability and prevent infringement of the Company's patents can be substantial. In the event that others are able to design around the Company's patents, the Company's business could be materially and adversely affected.

         In some cases, the Company may rely on trade secrets to protect its innovations. There can be no assurance that trade secrets will be established or that others will not independently develop similar or superior technologies. The Company will require and has required employees, Directors, consultants and other third parties to whom confidential information has been or will be disclosed, to agree to keep the Company's proprietary information confidential and to refrain from using such information in any manner that is adverse to the Company's interest. However, there can no assurance that such agreements will be complied with or will be enforceable.

    The Company is the owner of the trade name Projectavision, Inc. The mark was registered by the United States Patent and Trademark Office on February 4, 1997.

         NASDAQ LISTING AND MAINTENANCE REQUIREMENTS. The Company's Common Stock (along with its Series B Preferred Stock) is traded in the over-the-counter market on the Nasdaq SmallCap Market. If for any reason, however, the Company's Common Stock is not eligible for continued listing, Common Stock acquired by the Selling Stockholders either upon conversion of the Preferred Stock or upon exercise of Warrants may not be readily marketable. Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for continued quotation of securities on the Nasdaq SmallCap Market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirement for continued quotation on the Nasdaq SmallCap Market, trading, if any, in the Common Stock acquired upon the conversion of the Preferred Stock or upon exercise of the Warrants would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants.

         In addition, if the Common Stock acquired on conversion of the Preferred Stock or upon exercise of the Warrants are removed from the Nasdaq SmallCap Market, transactions involving the sale of the Company's Common Stock could be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as persons with assets in excess of $1,000,000 or annual income exceeding

$200,000 individually or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of the Selling Stockholders, and purchasers of the Selling Stockholders' Common Stock to sell the Company's securities in the secondary market.

         RISK OF DELISTING FROM NASDAQ. The Company's Common stock is currently traded on the Nasdaq SmallCap Market. There are no assurances, however, that the Company's Common Stock will continue to be included on such market, or that an active market for such stock will exist. The failure to meet the listing requirements for the Nasdaq SmallCap Market could result in the Company's Common Stock being delisted from the Nasdaq Stock Market ("NASDAQ"). The Company received a letter from The Nasdaq Stock Market on May 27th advising the Company that unless its shares of Common Stock trade for ten (10) consecutive days for at least one dollar ($1.00) per share before August 29, 1998, the Company's shares of Common Stock will be delisted. The Company has the right to submit a written request to the Nasdaq Stock Market at any time prior to August 29th to obtain a ruling with respect to the continued listing of the shares of Common Stock. If the Common Stock is delisted from trading on NASDAQ, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. (the "NASD") and consequently, an investor will likely find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock.

         In addition, if the Common Stock is not quoted on NASDAQ, or if the Company does not meet the other exceptions to the penny stock regulations cited in the risk factor below, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities a1so are exempt from this rule if the market price is at least $5.00 per share.

         If the Common Stock becomes subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock could be adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock and thus the ability of purchasers of the Common Stock to sell their securities in the secondary market.

         PENNY STOCK RULES. The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole marketmaker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Transactions in a Nasdaq-listed security would be exempt from all but the sole marketmaker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years or average annual return of at least $6,000,000 if the issuer has been in continuous operation for less then three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a Nasdaq security directly with a Nasdaq marketmaker for such securities would be subject only to the sole marketmaker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above-described rules do not currently apply to the Company and would only apply if the Company were to have its securities de-listed from the Nasdaq Small Cap Market. In such event, the above described rules may materially adversely affect the liquidity of the market of the Company's securities.

         POTENTIAL FOR DILUTION. As of February 17, 1998, 2,850 Shares of the Series F Preferred Stock were issued and outstanding. Each share of Series F Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series F Preferred Stock (as such value is increased by an annual premium of 8%) by the then current conversion price of the Series F Preferred Stock (which is determined, generally, by reference to 75% of the average of the closing market price of the Common Stock during the five consecutive trading days immediately preceding the date of determination provided that generally such conversion price cannot be less than $.50 per Share or, under any circumstances, cannot be greater than $1.00 per Share). Based on a conversion price of .75 per share for the stated value of the Series F Preferred Stock, the Series F Preferred Stock would be convertible into approximately 3,800,000 shares of Common Stock. The number of shares issuable upon conversion may be less than or greater than this number, depending upon (a) the market price of the Common Stock at the time of conversion, and (b) the Company's ability to maintain its NASDAQ listing. In the event of a decrease in the trading price of the Common Stock, holders of the Common Stock could experience commensurately greater dilution upon conversion of the Series F Preferred Stock. Two hundred percent (200%) of the amount of shares of Common Stock into which the Series F Preferred Stock may be converted are being registered pursuant to this Registration Statement.

         LITIGATION. In April of 1995 (Docket No. 108820/95), the Company and Jules Zimmerman, Richard Hickok, Dr. Craig Fields, Marvin Maslow, Martin Holleran and Sherman Langer were sued by Eugene Dolgoff, a founder and former officer and employee of the Company. Mr. Dolgoff alleged claims for breaches of his employment agreement, wrongful discharge, tortious interference, libel and slander, and declaratory relief with respect to the ownership of the Company's technologies, claiming that he has certain rights with respect to the Company's technologies, breach of contract with regard to a patent assignment agreement, a constructive trust or unjust enrichment, or replevin, conversion, the right to obtain access to corporate records, and for a declaration regarding his status as an officer. Mr. Dolgoff is seeking damages, punitive damages and equitable relief totalling in excess of $100 million.

         In April of 1998, the litigation with Mr. Dolgoff was settled and all of Mr. Dolgoff's claims, and those claims of the Company against Mr. Dolgoff, were dismissed.

         In June of 1995 and August of 1995, two class action suits were filed against the Company as well as certain of its officers and directors by stockholders of the Company. In October of 1995 the plaintiffs in the second action joined as plaintiffs in the first action and the second action was dismissed without prejudice (Docket No. 95 4867JGK). In July 1996, the class action suit was dismissed without prejudice and the plaintiffs were given an opportunity to appeal. The class action suit now alleges numerous violations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, violations of Section 10(b) of the Exchange Act. The suit also alleges claims for negligent misrepresentation and for common law fraud and deceit. In response, the Company and the individual defendents have submitted motions to dismiss the action. These motions are pending before the Court. In July of 1997 the class action suit was dismissed with prejudice by the U.S. District Court in New York. Plantiffs have filed a notice of appeal with the Second Circuit Appelate Court, but has not yet perfected the notice of appeal.

         Except as set forth above, the Company is not presently a party to any litigation nor, to the knowledge of management, is any material litigation threatened against the Company.

         Common Stock Eligible for Future Sale. Sales of shares of Common Stock by existing stockholders under Rule 144 of the Securities Act or through the exercise of outstanding registration rights, or the issuance of shares of Common Stock upon conversion of the Series F Preferred Stock, exercise of the Warrants, and/or exercise of options or other warrants to purchase Common Stock could materially adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock are available for sale under Rule 144 in the public market and no predictions can be made as to the effect. If any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time.

                                   THE COMPANY
General
-------

         The Company was formed to capitalize on, and is designed to generate revenues and profits primarily from, the licensing of its proprietary technologies and inventions to manufacturers. The Company is in the business of identifying, developing, patenting, supporting and marketing technologies and inventions in the electronic display information industry. The Company commenced shipping its first product, the Digital Home Theater(TM), in March 1997. The Digital Home Theater(TM) is a versatile, large-screen projection system that offers consumers both a T.V. and computer display screen in family usable sizes. The Company's Digital Home Theater(TM) incorporates a 60" rear-projection television with a front-projection system and a large-screen SVGA computer monitor, all in one product, which has the capability of producing image sizes ranging from 60 to 200 inches in diameter. The product, which will initially retail under the Company's own brand name for approximately $10,000 each, is designed to be purchased in a three box set and can be taken home and assembled by the consumer without tools. The Digital Home Theater(TM) integrates Texas Instruments' DLP projection technology with the Company's patented dual use "docking station," an innovative cabinet design allowing for interchangeable use of rear and front projection. The Company has also entered into an agreement with the Boxlight Corporation, an established marketer and distributor of commercial video display systems, whom, in 1996. The Company believes that its agreements with Nobody Beats the Wiz and The Boxlight Corporation will result in material sales to the Company inasmuch as both of these companies are established marketers and distributors of video display products in their respective fields.

         In addition to its agreements with Texas Instruments and the Boxlight Corporation, the Company has contracted with C-MAC Electronic Systems, Inc., a Canadian-based company that provides sophisticated contract manufacturing services, to manufacture the projector that houses the Texas Instrument DLP light engine. The three main components of the DHT, the projector, cabinet and screen, are assembled and shipped to end-users by the LDM Corporation, an experienced, private United States concern based in Detroit, Michigan that specializes in plastic design and molding. The Company has also retained the Hamilton Group to provide customer service, as well as to gather and analyze information regarding consumer reaction to the Digital Home Theater(TM).

         Finally, although the Company belives that its product has application in the military market, no agreement has been entered into with respect to this potential market for the Company's product.

         On January 8, 1998, the Company's majority owned subsidiary, Tamarack Storage Devices, Inc., effected a reverse merger into Grand Enterprises, Ltd., a company whose securities are traded on the OTC Bulletin Board, and in connection therewith, Grand Enterprises, Ltd. changed its name to Manhattan Scientifics, Inc. As a consequence of this transaction, the Company became the majority owner of Manhattan Scientifics, Inc. and Tamarack Storage Devices, Inc. became a wholly-owned subsidiary of Manhattan Scientifics, Inc.

         On January 20, 1998, the Company signed a definitive Acquisition Agreement to acquire all of the assets of Vidikron Industries, S.p.A., including its American owned subsidiary, Vidikron of America, Inc. ("Vidikron") relating to Vidikron's manufacturing, marketing, sale and distribution of high-end home theater products. In accordance with the definitive acquisition agreement, the Company advanced Vidikron $1,000,000 towards the purchase price on a non-refundable basis during the first quarter of 1998. In April 1998 the Company entered into an agreement with Vidikron extending the closing date of the transaction from April 30, 1998 to July 31, 1998, subject to a further automatic additional extension of up to an additional sixty (60) days to September 30, 1998 under certain circumstances ("The April Extension"). Pursuant to the April Extension, the Company has agreed, among other things, to advance to Vidikron an additional $1,000,000 non-refundable payment towards the purchase price in four installments by June 26, 1998. The Company made the first two installments of an aggregate of $550,000 in May 1998 in connection with this additional $1,000,000 payment. The Company does not presently have the funding to effect the acquisition of Vidikron, although the Company has received and accepted an investment proposal from a major U.S. Institutional investment firm committing $5.0 million in equity capital, subject to the Company raising an aggregate of $15.0 million (inclusive of the institutional union's $5.0 million) and the satisfaction of a number of other terms and conditions. The Company's agreement with Vidikron to close the acquisition is expressly subject to the satisfactory completion by the Company of all due diligence and obtaining the requisite financing to complete the transaction. There can be no assurance that the Company will be able to secure the necessary financing, or that it will be able to satisfy all of the other terms and conditions imposed by the institutional investor.

Recent Financings
-----------------

         In February, 1996, the Company completed a private placement to non-U.S. investors in accordance with Regulation S promulgated under the Securities Act in which it issued an aggregate of $10,000,000 of unsecured convertible debentures (the "Convertible Debentures") resulting in net proceeds to the Company of $9,500,000. The Convertible Debentures bore interest at the rate of 8% per annum, payable quarterly in arrears until the principal is paid in full or has been converted. After sixty (60) days from issuance, up to 50% of the Convertible Debentures were convertible into Common Stock, at the option of the holder, and after ninety (90) days, all or any portion of the Convertible Debentures were convertible into Common Stock at the option of the holder. The conversion price of the Convertible Debentures were equal to 75% of the then current market price per share of the Common Stock. The Convertible Debentures matured in three (3) years, at which time any Convertible Debentures then outstanding are repayable by the Company in cash or in the Company's Common Stock, at the sole option of the Company. The Company has converted or refinanced the majority of the Convertible Debentures, as more fully described below.


         In June of 1996, the Company issued an aggregate of $7,500,000 of a newly created Series C Preferred Stock to an Austrian financial institution pursuant to Regulation D promulgated under the Securities Act, resulting in net proceeds to the Company of $7,000,000. The net proceeds from the sale of the Series C Convertible Preferred Stock were used primarily to retire unconverted portions of the convertible debt issued in February 1996. There currently remains $625,000 of convertible debt. At the present time, all of the shares of the Series C Preferred Stock has been converted into the Company's Common Stock. For a description of the terms and conditions of the Series C Preferred Stock, see "Description of Capital Stock - Preferred Stock - Series C Preferred Stock."


         In connection with the sale of the Series C Preferred Stock the Company also issued 750,000 common stock purchase warrants to the purchaser of the Series C Preferred Stock to purchase 750,000 shares of Common Stock; 250,000 of which are exercisable for three (3) years commencing December 31, 1997 for $5.00 per share; 250,000 of which are exercisable for three (3) years commencing December 31, 1998 for $3.75 per share; and 250,000 of which are exercisable for three (3) years commencing December 31, 1999 for $2.50 per share.


         In January of 1997, the Company issued an aggregate of 35,000 shares of 6% Series D convertible preferred stock to two foreign institutional investors for an aggregate purchase price of $3,500,000, resulting in net proceeds to the Company of $3,500,000. In connection therewith, the Company issued 210,000 common stock purchase warrants to purchase 210,000 shares of common stock at various prices. These warrants were subsequently extinguished and replaced by the warrants referred to in the immediately following paragraph.

         In October, 1997 the two (2) foreign institutional investors transferred, with the consent of the Company, all of the Series D Preferred Stock and common stock purchase warrants issued in connection therewith to two other institutional investors. In connection with such transfer, the Series D Preferred Stock was restructured such that each share of Series D Preferred Stock is now convertible, at the option of the holder, into shares of the Company's Common Stock as follows: 20% of the Series D Preferred Stock is convertible on or after February 10, 1998; 20% of the Series D Preferred Stock is convertible on or after March 10, 1998; 20% of the Series D Preferred Stock is convertible on or after April 10, 1998; 20% of the Series D Preferred Stock is convertible on or after May 10, 1998; and the remaining 20% of the Series D Preferred Stock is convertible on or after June 10, 1998. The Series D Preferred Stock is convertible into Common Stock at a 25% discount to the then current market price of the Company's Common Stock at the time of conversion (the "Series D Conversion Price"). In addition, the two(2) new institutional investors received an aggregate of 310,000 common stock purchase warrants to purchase 310,000 shares of common stock at a purchase price of $1.625. The Company has the right to redeem the Series D Preferred Stock, in whole or in part, at any time as follows: up to and through February 10, 1998, at par (plus all accrued dividends thereon); for the next thirty days (i.e., through March 12, 1998) at a redemption premium of 10% (plus all accrued and unpaid dividends thereon); for the thirty day period subsequent to March 12, 1998 (i.e., through April 11, 1998) at a redemption premium of 20% (plus all accrued and unpaid dividends thereon), and after April 11, 1998, the redemption premium shall be 30%.

         In July of 1997, the Company issued an aggregate of 1,000 shares of 8% Series E Convertible Preferred Stock to a foreign, institutional investor for an aggregate purchase price of $1,000,000, resulting in net proceeds to the Company of $1,000,000. In connection with such investor purchasing an additional $500,000 of Series E Preferred Stock as more fully described below, the Series E Preferred Stock has been restructured such that each share of Series E Preferred Stock is convertible, at a 25% discount to the then current market price of the Company's Common Stock at the time of conversion, into shares of the Company's Common Stock. In connection with the sale of the Series E Preferred Stock the Company issued 60,000 common stock purchase warrants to purchase 60,000 shares of Common Stock at an exercise price of $1.625 per share.

         In connection with the sale of the Series E Preferred Stock, the Company also issued an aggregate of 60,000 common stock purchase warrants to the purchaser of the Series E Preferred Stock to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $1.625 per share.

         In December of 1997 the Company agreed to issue an additional 650 shares of Series E Preferred Stock to the same investor on the same terms and conditions for $500,000 and 39,000 common stock purchase warrants to purchase 39,000 shares of Common Stock at an exercise price of $1.625.

         In December of 1997 the Company also agreed, in consideration of gross proceeds of $1,600,000, to issue an aggregate of 16,000 more share of Series D Preferred Stock on the same terms and conditions and 96,000 common stock purchase warrants to purchase 96,000 shares of Common Stock at an exercise price of $1.625 per share to the two (2) new institutional investors who acquired the Series D Preferred Stock in October 1997. In connection with the sale of these additional shares of Series D Preferred Stock the Company is obligated to pay a broker's fee of $75,000.

         In February of 1998, the Company issued an aggregate of 2,850 shares of Series F Convertible Preferred Stock to a foreign, institutional investor for an aggregate purchase price of $2,850,000, resulting in net proceeds to the Company of approximately $2,500,000. In connection therewith, the Company issued an aggregate of 225,000 Series F warrants to purchase 225,000 shares of Common Stock at an exercise price of $.97 per share. The Series F Convertible Preferred Stock is generally convertible with shares of the Company's Common Stock at a 25% discount to the average of the closing market price of the Common Stock at the time of conversion (plus a conversion premium of 8% per annum of the principal amount outstanding); provided that the Series F Preferred Stock is generally not convertible at a price of less than $.50 per share and in no event is the Series F Preferred Stock convertible at a price of more than $1.00 per share. The Series F Preferred Stock is not convertible into Common Stock until August 16, 1998 and subsequent to August 16, 1998, in increments of 570 shares of Series F Preferred Stock every thirty (30) days thereafter. The Company has the right to redeem to Series F Preferred Stock in whole or in part at any time at a premium of 12.5% until May 18, 1998, at a premium of 25% until August 16, 1998, and for the benefit of the bargain thereafter. See "Description of Securities - Series F Preferred Stock."

         In May of 1998, the Company issued an aggregate of 666,667 shares of Common Stock to a domestic institutional investor for an aggregate purchase price of $500,000 resulting in net proceeds to the Company of $500,000. In addition, the institutional investor received the right, for forty-five (45) days after the effective date of this registration statement, to acquire an additional 666,667 shares of Common Stock for the identical consideration. Further, with respect to the 666,667 shares of Common Stock being registered hereunder, in the event that upon the resale thereof the institutional investor has not received an average price of at least $1.00 per share when aggregating the proceeds from the sale of all 666,667 shares, the investor shall have the right, for nominal consideration, to acquire such additional shares of Common Stock from the Company that, upon such resale of such additional shares of Common Stock, the Company shall have received an average price of $1.00 per share.

         In May of 1998, the Company also issued an aggregate of 2,000 shares of Series G Convertible Preferred Stock to an individual investor for an aggregate purchase price of $2,000,000 resulting in net proceeds to the Company of $1,860,000. In June of 1998, the Company issued an additional 400 shares of Series G Convertible Preferred Stock to an institutional foreign investor for an aggregate purchase price of $400,000 resulting in net proceeds to the Company of $372,000. In addition, the individual investor who purchased the Series G Preferred Stock has the option for ninety (90) days to purchase up to an additional $600,000 worth of Series G Preferred Stock. The purchasers of the Series G Preferred Stock also received an aggregate of 180,000 Series G Warrants to purchase 180,000 shares of Common Stock at an exercise price of $.625 per share. The Company also issued 100,000 common stock purchase warrants to purchase 100,000 shares of Common Stock exercisable at $.625 per share in connection with the issuance of the Series G Preferred Stock to the individual investor. The Series G Preferred Stock is generally convertible at a 30% discount to the then current market price of the Company's Common Stock at the time of conversion into shares of the Company's Common Stock, although in no event is the Series G Preferred Stock convertible at a price of more than $1.375 per share. See "Description of Securities -- Series G Preferred Stock."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following management discussion and analysis should be read in conjunction with the financial statements and notes thereto.

         As of March 31, 1998, the Company had working capital of approximately $1,107,040. To date, the Company has funded its operations primarily from sales of capital stock. In May 1998, the Company completed the 1998 Private Placements for an aggregate of $5,350,000 in gross proceeds, resulting in net proceeds of approximately $4,860,000 and in connection therewith, issued 666,667 shares of Common Stock, 2,850 shares of Series F Preferred Stock, and 2,000 shares of Series G Preferred Stock. The sale of securities was used to fund working capital, to purchase components with respect to the Digital Home Theater, and to fund the payment of $2,000,000 towards the acquisition of Vidikron. As of March 31, 1998, the Company had cash and cash equivalents of $899,166.

         The Company also intends to rely on arrangements with retailers and contract manufacturers in connection with meeting the balance of the capital requirements necessary for the Company to manufacture, market and distribute the Digital Home Theater. Specifically, the Company has negotiated sixty (60) day payment terms with all of those entities that manufacture components of the Digital Home Theater, while at the same time requiring retailers to pay the Company within 45 days, or alternatively within 30 days with a 2% discount. Further, the Company's agreement with the Boxlight Corporation, which sells the Digital Home Theater to the consumer market, requires the Boxlight Corporation to pay the Company in full upon receipt of the merchandise. The Company emerged from the development stage in the fourth quarter of 1997 and, through March 31, 1998, its sole revenues have been $1,455,000 in fees and approximately $1,432,000 from the sale of the Digital Home Theater. Of such fees, $1,000,000 was derived from a government agency to develop certain projection technology for use in a high definition television projector and the remaining balance, $455,000, from licensing agreements. The Company has completed research and development with respect to the Digital Home Theater projector, although certain engineering refinements are still ongoing, including optimizing picture brightness for a new rear projection system.

         Primarily as a result of work performed in developing its technology, the Company has sustained losses aggregating approximately $47,500,000 from its inception to March 31, 1998. The Company has continued to incur losses since March 31, 1998. As of December 31, 1997, the Company had available for Federal income tax purposes net operating and capital loss carry-forwards of approximately $29,500,000. The Internal Revenue Code of 1986, as amended, may impose certain restrictions on the amount of net operating loss carry-forwards which may be used in any year by the Company.

                              SELLING STOCKHOLDERS

         The shares being offered for resale by the Selling Stockholders were acquired in connection with the 1998 Private Placements and the settlement of the Company's litigation with Eugene Dolgoff and consists of: (i) the shares of Common Stock issuable upon the conversion of or otherwise with respect to the Series F Preferred Stock and the Series G Preferred stock; (ii) the Private Shares, and (iii) upon exercise of the Warrants and the Options. In connection with the 1998 Private Placements and the settlement of the litigation, the Company granted the Selling Stockholders certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the date that all of such Shares have been sold pursuant to the Registration Statement. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls any of the Selling Stockholders against certain expenses, claims, losses, damages and liabilities for any action, proceeding or inquiry by any regulatory or self-regulatory organization in respect thereof. The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by such Selling Stockholder as of June 9, 1998 and the number of shares being offered by each Selling Stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares nor are such Selling Stockholders obligated to sell any shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their shares, no estimates can be given as to the number of shares that will be held by any Selling Stockholders upon termination of any offering made hereby. See "Plan of Distribution".

         In the case of the Shares underlying the Series F Preferred Stock, the number of Shares owned and offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series F Preferred Stock, based on 200% of the number of shares of Common Stock issuable at a conversion price of $.75 in accordance with Rule 416 and in certain other events described in the Certificate of Designation. Pursuant to Rule 416 under the Securities Act, Selling Stockholders may also offer and sell Shares issued with respect to the Series F Preferred Stock and/or the Series F Warrants as a result of (i) stock splits, stock dividends or similar transactions, (ii) the effect of anti-dilution provisions contained in the Certificate of Designation of the Series F Preferred Stock and in the Series F Warrants, and (iii) by reason of changes in the conversion price of the Series F Stock accordance with the terms thereof. This is not intended to constitute a prediction as to the number of Shares into which the Series F Preferred Stock will be converted and the Series F Warrants will be exercised.

         In the case of the Shares underlying the Series G Preferred Stock, the number of Shares owned and offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series F Preferred Stock, based on 150% of the number of shares of Common Stock issuable at a conversion price of $.50 in accordance with Rule 416 and in certain other events described in the Certificate of Designation. Pursuant to Rule 416 under the Securities Act, Selling Stockholders may also offer and sell Shares issued with respect to the Series G Preferred Stock as a result of (i) stock splits, stock dividends or similar transactions, and (ii) the effect of anti-dilution provisions contained in the Certificate of Designation of the Series F Preferred Stock. This is not intended to constitute a prediction as to the number of Shares into which the Series G Preferred Stock will be converted.

                                   Number of                                    Number of
                                   Shares                                       Shares
                                   Beneficially                                 Beneficially
                                   Owned                Number of               Owned
                                   Prior to             Shares to               After this
Name and Address                   Offering(1)          be Offered              Offering(1)(2)
----------------                   ------------         --------------          -------------
Zanett Lombardier, Ltd.            9,650,000(1)(3)      9,650,000(3)(4)                 0
Tower 49
31st Floor
12 E. 47th Street
New York, NY 10017

The Zanett Securities                 75,000(5)            75,000(5)                    0
 Corporation
Tower 49
31st Floor
12 E. 47th Street
New York, NY 10017

Zubair Kazi                       10,550,000(6)(7)     10,550,000(6)(7)                 0
3671 Sunswept Drive
Studio City, CA 91604

Harbor View Fund, Inc.             4,000,000(8)         4,000,000(8)                    0
488 Madison Avenue
New York, New York 10022

Corbin Silverman & Sanseverino        25,000(9)            25,000(9)                    0
805 Third Avenue
New York, New York 10022

Eugene Dolgoff                       100,000(10)          100,000(10)                   0
936 Rosbury Drive
Westbury, New York 11590

Rockwood, Inc.                     1,630,000(11)        1,630,000(11)                   0
200 Park Avenue
New York, New York 10166

RBB Bank
Burgring 16
8010 Graz, Austria                 1,630,000(6)(12)     1,630,000(6)(12)
                                  ----------           ----------                   --------
TOTAL                             26,030,000           26,030,000(3)(4)(5)(6)(7)        0
                                                                 (8)(9)(10)(11)(12)

-------------------
(1) Except as set forth in footnote (4) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Assumes all Shares offered hereby are sold in the Offering.

(3) Includes 150,000 shares of Common Stock issuable upon exercise of the Series F Warrants.

(4) In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder, based on 200% of the number of shares of Common Stock that would have been issuable upon conversion of or otherwise with respect to the Series F Preferred Stock at a conversion price of $.60 per share in accordance with Rule 416 (7,600,000 shares). The actual number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is determined by a fomula based on the market price at the time of conversion, is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors that cannot be predicted by the Company. Specifically, at any given time, the Series F Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the sum of (a) the stated value of the Series F Preferred Stock and (b) a premium amount equal to 8% (on an annualized basis) of the principal outstanding amount of the Series F Preferred Stock, by the then applicable conversion price (calculated generally as 75% of the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately preceding the date of determination) subject to certain restrictions and adjustments, including a general prohibition of conversions at less than $.50 per share and an absolute prohibition of conversions at greater than $1.00 per share. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series F Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series F Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock in order to prevent dilution in accordance with Rule 416. Pursuant to the terms of the Series F Preferred Stock and the Series F Warrants, the Shares of Series F Preferred Stock and the Series F Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series F Preferred Stock or unexercised portions of the Series F Warrants) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Series F Preferred Stock and the Series F Warrants. In that regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(5) Includes 75,000 shares of Common Stock issuable upon exercise of the Series F Warrants.

(6) In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder, based on 150% of the number of shares of Common Stock that would have been issuable upon conversion of or otherwise with respect to the issuance of all of the Series G Preferred Stock at a conversion price of $.375 per share in accordance with Rule 416 (12,000,000 shares in the aggregate). The actual number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock is determined by a fomula based on the market price at the time of conversion, is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors that cannot be predicted by the Company. Specifically, at any given time, the Series G Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the sum of (a) the stated value of the Series G Preferred Stock and (b) a dividend to 6% (on an annualized basis) of the principal outstanding amount of the Series G Preferred Stock, by the then applicable conversion price (calculated as 70% of the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately preceding the date of determination) subject to an absolute prohibition of conversions at greater than $1.375 per share. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series G Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series G Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock in order to prevent dilution in accordance with Rule 416. Pursuant to the terms of the Series G Preferred Stock and the Series G Warrants, the Shares of Series G Preferred Stock and the Series G Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series G Preferred Stock or unexercised portions of the Series G Warrants) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Series G Preferred Stock and the Series G Warrants. In that regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(7) Includes 150,000 shares of Common Stock issuable upon exercise of Series G Warrants, and the right to acquire up to an additional 600,000 shares of Series G Preferred Stock.

(8) Includes an option to purchase an additional 666,667 shares of Common Stock at $.75 per share. Also includes the right to acquire additional shares of Common Stock in the event that the resale of the shares included hereon do not result in aggregate proceeds to the Selling Stockholder of at least $1.00 per share.

(9) Represents shares of Common Stock issuable in connection with the settlement of litigation.

(10) Represents 100,000 shares of Common Stock issuable upon the exercise of 100,000 Common Stock purchase options, issued in connection with the settlement of litigation.

(11) Represents 100,000 shares of Common Stock issuable upon the exercise of 100,000 Warrants.

(12) Includes 30,000 shares of Common Stock issuable upon exercise of Series G Warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Through July 31, 1995 the Company made advances of approximately $219,000 to another entity, whose president at the time was the brother of Martin Holleran, the Company's President and Chief Operating Officer, in contemplation of making an investment in such other entity. The Company ultimately did not make such an investment and the advance was fully reserved for on the Company's financial statements as of December 31, 1995. In November, 1996, in accordance with the agreement between the Company and the other entity that was reached at the outset of the transaction, and that had been reviewed and approved by the disinterested members of the Company's Board of Directors prior thereto, $109,166 of the advance was repaid to the Company as a final settlement of the amounts advanced. The Company's policy with respect to affiliated transactions, which was followed in the instant case, is that all such transactions are subject to the prior review and approval of the disinterested members of the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ Smallcap Market, (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (v) "at the market" to or through other market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise) or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         Each Selling Stockholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholder and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemption. All of the foregoing may affect the marketability of the securities offered hereby.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

         The Company will pay all of the expenses incident to the registration of the shares of Common stock other than any fees or expenses of any counsel retained by the Selling Stockholders and any out of pocket expenses incurred by the Selling Stockholders or any person retained by the Selling Stockholders in connection with the registration of the shares, fees and expenses of compliance with state securities or blue sky laws and commissions and discounts of underwriters, dealers or agents, if any. The espenses payable by the Company are estimated to be $20,000.

                                USE OF PROCEEDS

         All of the Shares offered hereby are being offered for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds of any sales made hereunder, but will receive the exercise price of any Warrants exercised by the Selling Stockholders. Any proceeds received from the exercise of Warrants will be used for working capital and general corporate expenses.

                          DESCRIPTION OF CAPITAL STOCK




         The authorized securities of the Company consists of 50,000,000 authorized shares of Common Stock, par value $.0001 per share, 23,545,021 shares of which were outstanding as of May 13, 1998; and 1,000,000 authorized shares of preferred stock of which 100 shares of Series A Preferred Stock were outstanding on June 9, 1998, 351,258 shares of Series B Preferred Stock were outstanding on June 9, 1998, 4,100 shares of Series D Preferred Stock were outstanding on June 9, 1998, 1,650 shares of Series E Preferred Stock were outstanding on June 9, 1998, and 2,850 shares of Series F Preferred Stock were outstanding on June 9, 1998 and 2,000 shares of Series G were outstanding on June 9, 1998.

Common Stock
------------

         Holders of Common Stock are entitled to dividends from funds available therefor when, as and if declared by the Board of Directors of the Company and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company after any priority distribution to which holders of Series B Preferred Stock are entitled has been distributed. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption of sinking fund provisions in the Company's Restated Certificate of Incorporation. All shares of Common Stock to be sold by the Company in this Offering will be fully paid and nonassessable.

         Holders of Common Stock are entitled to one (1) vote for each share of Common Stock held on record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights.

Preferred Stock
----------------

         Series A Preferred Stock
         ------------------------

         The Company has issued one hundred (100) shares of Series A Preferred Stock, par value $.01 per share, to Martin D. Fife in connection with the Merger. No other shares of Series A Preferred Stock are authorized or outstanding. The holder of Series A Preferred Stock is entitled to a preference of $1,000 per share ($100,000 in the aggregate) upon the liquidation, dissolution or winding up of the affairs of the Company prior to any distributions to which holders of Common Stock are entitled. After receipt of such preferential distributions, the holder of Series A Preferred Stock, as such, will not be entitled to any additional distributions. Except as required by law, the holder of Series A Preferred Stock is not entitled to vote, receive dividends and does not have any preemptive, subscription, conversion or redemption rights.

         Series B Preferred Stock



         The Company has issued and outstanding 351,258 shares of Series B Preferred Stock as of June 9, 1998. The terms of the Series B Preferred Stock are set forth in the Certificate of Designation and Preferences (the "Series B Certificate") which is summarized below.


         Voting Rights

         The Series B Preferred Stock has no voting rights except as provided by law.

         Dividends

         Holders of shares of Series B Preferred Stock are entitled to receive, of, when and as declared by the Board of Directors out of funds legally available therefor, cumulative annual dividends of $.40 per share or eight percent (8%) per annum (based upon a liquidation preference of $5.00 per share) solely in Common Stock. Such dividends shall be payable semi-annually on March 9th and September 9th of each year, to holders of record as of a record date no more than fifty days prior to such dividend payment date as may be fixed by the Board. Dividends on the Series B Preferred Stock will be cumulative and will accrue from the date of initial issuance. Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

         If the Company pays all or any portion of a dividend in Common Stock, the number of shares of Common Stock to be issued by the Company in payment of such portion shall be the dollar amount of such portion divided by the Computed Price (as defined below) of the Common Stock.

         The "Computed Price" of a share of Common Stock, as defined in the Series B Certificate, means the price equal the average Closing Sale Price of the Common Stock for the twenty (20) consecutive trading days ending on the fifth trading day prior to the applicable dividend payment date.

         For purposes of this provision, the "Closing Sales Price" of the Common Stock on any date means the closing sale price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by NASDAQ or the National

Quotation Bureau Incorporated, or if the Common Stock is not so listed and such closing sale price and closing bid are not reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be determined by the Board in good faith, such determination to be conclusive.

         No interest or sum of money in lieu of interest shall be payable in respect to any dividend payment or payments which may be in arrears.

         Under Delaware law, cash dividends may be paid only out of unrestricted and unreserved earned surplus, except that cash dividends may be paid on the Series B Preferred Stock, in the absence of earned surplus, out of unrestricted capital surplus in discharge of cumulative dividends. Stock dividends require the availability of surplus at least to the extent of the aggregate par value of the shares issued.

         Conversion

         Each share of Series B Preferred Stock may be converted by the holder into one (1) share of Common Stock, subject to adjustment, commencing September 9, 1993.

         The conversion rate is subject to adjustment upon the occurrence of certain events, including (i) the payment of a dividend in shares of Common Stock to holders of Common Stock or a dividend to holders of Common Stock payable in shares of the Company's capital stock other than Common Stock; (ii) the subdivision or combination of outstanding share of Common Stock; (iii) issuance to all holders of Common Stock of rights and Public Redeemable Warrants entitling them for a period of not more than forty-five (45) days to purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the then current per share market price for such Common Stock; and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends) or rights or Public Redeemable Warrants (other than those referred to above). No adjustment of the conversion rate will be required until cumulative adjustments would require an increase or decrease of at least 1% in the number of shares of Common Shares into which each share of Series B Preferred Stock is then convertible. No adjustment of the conversion rate will be made for cash distributions or cash dividends.

         The Company also has the option, exercisable at any time, to increase the conversion rate, so long as such increase is for a minimum period of twenty
(20) days and is irrevocable during such period and the Company notifies holders of Series B Preferred Stock at least fifteen (15) days prior to the date on which the reduced conversion price takes effect.

         In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, in case of any statutory exchange of securities with another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Company, there will be no adjustment of the conversion rate but each holder of a share of Series B Preferred Stock then outstanding will have the right thereafter to convert such share solely into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance by a holder of the number of shares of Common Stock into which each such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or conveyance, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each non-electing share, as to the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by plurality of the non-electing share). In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Series B Preferred Stock would thereafter be limited to converting the Series B Preferred Stock at the conversion rate in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Series B Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the liquidation preference of the Series B Preferred Stock.

         Liquidation Rights

         In the event of any liquidation , dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to receive, from the Company's assets available for distribution to shareholders, $5.00 per share plus accrued and unpaid dividends to the date fixed for distribution before any distribution of assets may be made to holders of Common Stock or any other class of stock of the Company or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. If upon any liquidation, dissolution or winding up of the company, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Such liquidation rights are not triggered by any consolidation or merger of the Company with or into any other corporations, or by any sale, transfer or lease of all or substantially all of the Company's assets, provided that in each case effective provision is made by the resulting and surviving corporation or otherwise for the protection of the rights of the holders of Series B Preferred Stock.

         Optional Redemption

         The Series B Preferred Stock may be redeemed by the Company commencing September 9, 1994, if the Closing Sales Price of the Common Stock equals or exceeds $5.00 for twenty (20) trading days within a period of thirty (30) consecutive trading days ending no more than five days prior to the notice of redemption. Subject to the foregoing, the Series B Preferred Stock is redeemable at the option of the Company at any time as a whole or from time to time in part, on at least 30 and not more than sixty (60) days notice.

         The redemption price for each share of Series B Preferred Stock is $1.00 per share.

         On or after the redemption date, dividends will cease to accumulate on shares of Series B Preferred Stock called for redemption provided that the redemption price (including any accrued but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

         If fewer than all of the shares of Series B Preferred Stock are to be redeemed at any time, the Company will select those to be redeemed pro rata, by lot or by a substantially equivalent method.

         Series D Preferred Stock


         The Company has issued and outstanding ______ shares of Series D Preferred Stock as of June 9, 1998. The terms of the Series D Preferred Stock are set forth in the Certificate of Designation of Convertible Series D Preferred Stock which is summarized below.




         Voting Rights

         The Series D Preferred Stock has no voting rights except as provided by law.

         Dividends


         The holders of the Series D Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable in cash or common stock of the Company, par value $.0001 per share (the "Common Stock") at the Company's election, at the rate of 6% per annum of the Liquidation Value of the Series D Preferred Stock until and through June 30, 1997, at the rate of 6% per annum of the Liquidation Value of the Series D Preferred Stock commencing July 1, 1997 until and through June 30, 1998, and at the rate of 8% per annum of the Liquidation Value of the Series D Preferred Stock commencing on July 1, 1998 and at any time thereafter. The Liquidation Value shall be equal to $1,000.00 per share (the "Dividend Rate"). The dividend is payable annually within seven (7) business days after each of December 31 and June 30 of each year, commencing December 31, 1996 (each, a "Dividend Declaration Date"). Dividends shall be paid only with respect to shares of Series D Preferred Stock actually issued and outstanding on a Dividend Declaration Date and to the holders of record as of the Dividend Declaration Date. Dividends shall accrue from the first day of the semi-annual period in which such dividend may be payable. In the event that the Company elects to pay dividends in Common Stock, each holder of Series D Preferred Stock shall receive shares of Common Stock equal to the quotient of (i) the Dividend Rate in effect on the applicable Dividend Declaration Date divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national exchange, for the five (5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price").

         Conversion


         The holders of the Series D Preferred Stock shall have the right to convert their shares of Preferred Stock into Common Stock at any time.

              (a) Conversion Price. The Series D Preferred Stock is convertible into shares of Common Stock based upon the product of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five
(5) trading days immediately preceding the date of the conversion notice multiplied by (ii).75.

              (b) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series D Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.


              (c) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares as herein provided), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock immediately before that change.

         Liquidation Preference.

         The holders of shares of Series D Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series E Preferred Stock, $100.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

         Series E Preferred Stock

         The Company has issued and outstanding 1,650 shares of Series E Preferred Stock as of June 9, 1998. The terms of the Series E Preferred Stock are set forth in the Certificate of Designation of Convertible Series E Preferred Stock which is summarized below.


         Voting Rights

         The Series E Preferred Stock has no voting rights except as provided by law.

         Dividends

         The holders of the Series E Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable in cash or common stock of the Company, par value $.0001 per share (the "Common Stock") at the Company's election, at the rate of 8% per annum of the Liquidation Value of the Series E Preferred Stock. The Liquidation Value shall be equal to $1,000.00 per share (the "Dividend Rate"). The dividend is payable annually within seven (7) business days after each of December 31 and June 30 of each year, commencing December 31, 1997 (each, a "Dividend Declaration Date"). Dividends shall be paid only with respect to shares of Series E Preferred Stock actually issued and outstanding on a Dividend Declaration Date and to the holders of record as of the Dividend Declaration Date. In the event that the Company elects to pay dividends in Common Stock, each holder of Series E Preferred Stock shall receive shares of Common Stock equal to the quotient of (i) the Dividend Rate in effect on the applicable Dividend Declaration Date divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national exchange, for the five (5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price").

         Conversion

         The holders of the Series E Preferred Stock shall have the right to convert their shares of Preferred Stock into Common Stock at any time.

              (a) Conversion Price. The term Series E Preferred Stock is convertible into shares of Common Stock based upon the product of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days immediately preceding the date of the conversion notice referred to in Section 3(c) below multiplied by
(ii).75.

              (b) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series E Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

              (c) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares as herein provided), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred Stock immediately before that change.

         Liquidation Preference.

         The holders of shares of Series E Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series E Preferred Stock, $100.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

         Series F Preferred Stock


         The Company has issued and outstanding 2,850 shares of Series F Preferred Stock as of June 9, 1998. The terms of the Series F Preferred Stock are set forth in the Certificate of Designation of Convertible Series F Preferred Stock which is summarized below.


         Voting Rights

         The Series F Preferred Stock has no voting rights except as provided by law.

         Conversion

         In the absence of a default by the Company, the holders of the Series F Preferred Stock shall not have the right to convert their shares of Preferred Stock into Common Stock at any time prior to August 16, 1998, at which time the holder of the Series F Preferred Stock can convert twenty (20%) percent of the Series F Preferred Stock and an additional twenty (20%) percent of the Series F Preferred Stock every thirty (30) days thereafter.

         (a) Conversion Price. The Series F Preferred Stock is generally convertible into shares of Common Stock based upon the product of the average closing bid quotation of the Common Stock as reported on the NASDAQ SmallCap Market for the five (5) trading days immediately preceding the date of the conversion below multiplied by (ii).70; provided, however, that in general the Series F Preferred Stock cannot be converted at a conversion price of less than $.50 per share and in no event may the Series F Preferred Stock be converted at a price in excess of $1.00 per share.

         (b) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series F Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (c) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series F Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares as herein provided), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series F Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series F Preferred Stock immediately before that change.

         Liquidation Preference.

         The holders of shares of Series F Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series F Preferred Stock, $1000.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series F Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

Redemption

         The Series F Preferred Stock can be redeemed by the Company in whole or in part at any time and from time to time. In the event that the Company redeems the Series F Preferred Stock on or before May 18, 1998, it will be required to pay a 12.5% premium, in the event that the Series F Preferred Stock is redeemed after May 18, 1988 but before August 16, 1998, the Company will be required to pay a 25% premium; therefore, any redemption of the Series F Preferred Stock shall be at the so-called benefit of the bargain. In addition, under certain circumstances, the holder of the Series F Preferred Stock shall have the right to cause the redemption of the Series F Preferred Stock.


         Series G Preferred Stock

         The Company has issued and outstanding 2,400 shares of Series G Preferred Stock as of June 9, 1998. Ther terms of the Series G Preferred Stock are set forth in the Certificate of Designation of Convertible Series G Preferred Stock which is summarized below.

         Voting Rights

         The Series G Preferred Stock has no voting rights except as provided by law.

         Conversion

         The holders of the Series G Preferred Stock shall not have the right to convert their shares of Preferred Stock into Common Stock at any time prior to July 1, 1998, at which time the holder of the Series G Preferred Stock can convert the Series G Preferred Stock into Common Stock.

         (a) Conversion Price. The Series G Preferred Stock is generally convertible into shares of Common Stock based upon the product of the average closing bid quotation of the Common Stock as reported on the NASDAQ SmallCap Market for the five (5) trading days immediately preceding the date of the conversion below multiplied by (ii).70; provided, however, that the Series G Preferred Stock cannot be converted at a conversion price in excess of $1.375 per share.

         (b) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series G Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (c) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series G Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares as herein provided), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series G Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series G Preferred Stock immediately before that change.

         Liquidation Preference.

         The holders of shares of Series G Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series G Preferred Stock, $1000.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

Redemption

         The Series G Preferred Stock can be redeemed by the Company in whole or in part by the Company giving written notice therof within 120 days after May 7, 1998, provided that the Comnpany actually redeems the Series G Preferred Stock within thirty (30) days after the giving of said notice. In the event that the Company redeems the Series G Preferred Stock it will be required to pay a 20% premium. Up to 400 shares of Series G Preferred Stock are subject to mandatory redemption by the Company at the Liquidation Preference in the event that the Company's shares of Common Stock are not listed on the Nasdaq Small Cap Market or the Nasdaq Bulletin Board.


Public Redeemable Warrants

         The Public Redeemable Warrants were issued by the Company pursuant to an agreement (the "Warrant Agreement") dated as of the effective date of the initial public offering, July 24, 1990, by and between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Public Redeemable Warrants gives effect to the Company's March 1992 two-for-one stock split and is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement relating to the Company's initial public offering.

         Each Public Redeemable Warrant presently represents the right of the registered holder to purchase two (2) shares of Common Stock at an exercise price of $1.50 per share until July 24, 1995, subject to adjustment (the "Purchase Price"). The Company has the right to reduce the Purchase Price or increase the number of shares issuable upon the exercise of Public Redeemable Warrants commencing July 24, 1991. The Public Redeemable Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

         Each Public Redeemable Warrant expires on July 23, 1998 (the "Expiration Date"), subject to extension. The Company may at any time extend the Expiration Date of all outstanding Public Redeemable Warrants for such increased period of time as it may determine.

         At any time prior to the close of business on the Expiration Date (on which date the Public Redeemable Warrants become wholly void and of no value), the Public Redeemable Warrants may be exercised at the office of the Warrant Agent except as otherwise set forth below.

         Under the provisions of the Warrant Agreement, the Company has the right at any time commencing on the later of January 24, 1991 or six months after the Separation Date to redeem the Public Redeemable Warrants in whole for cancellation at a price of $.10 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent, such notice only to be given within 15 days following any period of 20 consecutive trading days during which the average closing bid price for the shares of Common Stock (if then traded on the National Association of Securities Dealers, Inc. Automated Quotation System or on a national securities exchange) equals or exceeds $3.94 per share, subject to adjustments for stock dividends, splits and the like. If the Public Redeemable Warrants are called for redemption and cancellation, they must be exercised prior to the close of business on the date of any such redemption and cancellation or the right to purchase the applicable shares of Common Stock is forfeited.

         No holder, as such, of any Public Redeemable Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Public Redeemable Warrant has been duly exercised and the

Purchase Price has been paid.

         The Company is required either to maintain the effectiveness of the Registration Statement or to file a new registration statement with the Securities and Exchange Commission, with respect to the securities underlying the Public Redeemable Warrants prior to the exercise of the Public Redeemable Warrants and to deliver a prospectus as required by Section 10(a)(3) of the Securities Act of 1933, as amended, with respect to such securities to all Redeemable Warrant holders prior to the exercise or redemption of such Public Redeemable Warrants.

Transfer Agent, Registrar and Warrant Agent

         The Company has appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004 as transfer agent and registrar for the Units, the Common Stock and the Public Redeemable Warrants, and as Warrant Agent under the Warrant Agreement.

              MARKET FOR THE COMPANY'S COMMON EQUITY AND DIVIDENDS

         The Company's Common Stock, Public Redeemable Warrants and Series B Preferred Stock have been quoted on NASDAQ under the following symbols:

                  Common Stock:                PJTV
                  Public Redeemable Warrants:  PJTVW
                  Series B Preferred Stock:    PJTVP

         The Common Stock and Public Redeemable Warrants were initially registered and traded as Units and were not separately transferrable until August 24, 1991. The Units commenced trading in the over-the-counter market on the closing of the Company's initial public offering on August 1, 1990.

         On February 27, 1992 the Company announced a two-for-one stock split, effective March 2, 1992. Accordingly, all quoted prices for the Company's securities commencing with the first quarter of 1992 are adjusted to reflect the March 1992 two-for-one stock split.

         The Series B Preferred Stock was initially registered on September 9, 1992 in connection with the Company's Public Redeemable Warrant incentive program (the "Warrant Incentive Program"). Prior to that time, there was no public market for the Series B Preferred Stock. Pursuant to the Warrant Incentive Program, holders of the Company's Public Redeemable Warrants who exercised their Public Redeemable Warrants within 65 days after September 9, 1992 received one (1) share of Series B Preferred Stock for every three (3) Public Redeemable Warrants exercised. In connection with the Warrant Incentive Program, the Company issued 246,452 shares of Series B Preferred Stock.




         The Common Stock is quoted on The NASDAQ Small Cap Market. There is no public trading market for the Company's Series A Preferred Stock and only one
(1) holder thereof. The high and low bid quotations for the Common Stock, Public Redeemable Warrants and Series B Preferred Stock for each full quarterly period for the fiscal years ending December 31, 1995, December 31, 1996 and December 31, 1997 and with respect to the Common Stock for the second quarter of 1998 through June 9, 1998 are listed below:

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1995 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
---------------------    -----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                         ------   -----      ------   -----    ------   -----
First Quarter              3.67    2.50       4.17    2.67      4.00     3.04
Second Quarter             3.30    1.81       3.17    1.33      3.58     2.29
Third Quarter              3.90    2.54       4.38    2.50      4.13     2.92
Fourth Quarter             5.52    3.44       7.83    5.33      5.83     4.25

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1996 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
---------------------    -----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                         ------   -----      ------   -----    ------   -----

First Quarter              4.56    4.00       5.25    5.00      6.00     5.00
Second Quarter             3.56    2.19       4.00    3.25      4.00     3.00
Third Quarter              4.00    2.81       6.13    4.25      4.50     4.00
Fourth Quarter             3.69    2.56       6.50    5.50      3.50     2.75

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1997 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
---------------------    -----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                         ------   -----      ------   -----    ------   -----



First Quarter             3.47    2.00       5.50     2.00      3.75     2.25
Second Quarter            2.68    1.63       6.50     3.0       3.00     2.00
Third Quarter             2.19    1.50       6.50     3.0       2.75     2.00
Fourth Quarter            2.06     .75       6.50     3.0       2.00     1.06


                                                               SERIES B
                          COMMON STOCK                         PREFERRED STOCK
1998 Calendar Quarter     Quoted Bid Price                     Quoted Bid Price
---------------------    -----------------                     ----------------
                          High     Low                          High     Low
                         ------   -----                        ------   -----

First Quarter            1 7/16    5/8                           1 1/2   15/16
Second Quarter
(through June 9, 1998)   1         3/8                            --       --

         On June 9, 1998, the closing bid and asked prices of Common Stock as reported on the NASDAQ system were $.41 and $.44 per share, respectively. On December 3, 1997, the last closing bid and asked prices of Public Redeemable Warrants as reported on the NASDAQ system were $3.0 and $3.0 per Public Redeemable Warrant, respectively. Since such date the Redeemable Warrants have been de-listed from the Nasdaq SmallCap Market. On March 2, 1998, the last closing bid and asked prices of Series B Preferred Stock on the NASDAQ system were $15/16 and $1 5/16, respectively. Since such date the Series B Preferred Stock has been de-listed from the Nasdaq Small Cap Market.

         On June 9, 1998, there were 425 holders of record of

Common Stock and 23,545,021 shares of Common Stock issued and outstanding; 4 holders of record of Public Redeemable Warrants and 36,143 Warrants issued and outstanding; and 6 holders of record of Series B Preferred Stock and 351,258 shares of Series B Preferred Stock issued and outstanding.



         No cash dividends have been paid by the Company and management does not anticipate paying cash dividends in the foreseeable future.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock will be passed upon for the Company by Zukerman Gore & Brandeis, LLP, New York, New York.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion, have been so incorporated in reliance of the report of such firm given upon their authority as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 7 World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web-site that contains reports, proxy and information statements and other information regarding the Company that are on file with the Commission. The address of the Commission's Web-site is http://www.see.gov.


         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to make such offer or solicitation in such jurisdiction.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Incorporation of Certain
 Documents by Reference.......
Prospectus Summary............
Risk Factors..................
The Company...................
Selling Stockholders..........
Plan of Distribution..........
Description of
 Capital Stock................
Market for the Company's
  Common Equity
  and Dividends...............
Legal Matters.................
Experts.......................
Available Information.........



                             PROJECTAVISION, INC.



                       26,030,000 Shares of Common Stock,
                        Offered by Selling Stockholders



                         ----------------------------

                                  PROSPECTUS

                         ----------------------------



                          ____________________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Items 14. Other Expenses of Issuance and Distribution.
          --------------------------------------------

         The following table sets forth expenses payable by the Company in connection with the registration of the securities being registered. All of the amounts show are estimates, other than the Securities and Exchange Commission Registration Fee.




         SEC filing fee..........................    $ 3,117.25
         Accounting fees and expenses............      7,500.00
         Legal fees and expenses.................      7,500.00
         Printing and engraving..................          0.00
         Transfer Agent's and Registrar fees.....          0.00
         Miscellaneous expenses..................      1,882.75
                                                      ---------
         Total..............................         $20,000.00
                                                      =========




Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

         The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by paragraph "7" of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware.

         Article VII of the Amended By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

         Article VII of the Amended By-Laws provides as follows:

                                  "ARTICLE VII"

                                 INDEMNIFICATION

         The Corporation shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement or such action or suit, (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (f) of Section 145 the of General Corporation Law of the State of Delaware of the indemnification provisions of any successor statute and (c) advance reasonable and necessary expenses in connection with such actions or suits, and not seek reimbursement of such expenses unless there is a specific determination that the officer or director is not entitled to such indemnification. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such persons may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company has entered into an Indemnification Agreement with each of its Directors and certain officers, employees, agents or fiduciaries designated by the Board of Directors (the "Indemnified Party") which provides that the Company indemnify the Director or other party thereto to the fullest extent permitted by applicable law. The agreement includes indemnification, to the extent permitted by applicable law, against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified Party's performance of his duties as a Director or officer of the Company. Such indemnification is available if the Indemnified Party acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.


         The Company maintains officers' and directors' liability insurance that provides for a maximum of $6,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. Any payments made by the Company under an Indemnification Agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings.

Item 16.  Exhibits.
         ----------

Exhibit No.
-----------
*    3.1      Certificate of Incorporation of the Company

 +   3.2      Amendment to Certificate of Incorporation with respect to Series
              F Preferred Stock

 +   3.2.1    Amendment to Certificate of Incorporation with respect to Series
              G Preferred Stock

*    3.3      Amended By-Laws of the Company
 **  5.1      Opinion of Zukerman Gore & Brandeis, LLP


*** 10.1      OEM Alliance Agreement with Como Products Corporation

*** 10.2      OEM Alliance Agreement with C-Mac Electronic Systems

*** 10.3      OEM Basic Transaction Agreement with Texas Instruments

*** 10.4      Agreement with Boxlight Corporation

**  10.5      Extension to Vidikron Transaction

**  24.1      Consent of Zukerman Gore & Brandeis, LLP included in Exhibit 5.1

**  24.2      Consent of Deloitte & Touche LLP


---------------
***           Previously filed as an exhibit to Registration
              Statement on Form S-3, registration no. 333-24926.

**            Filed herewith.
*             Previously filed as an exhibit to Company's annual report
              on Form 10-K for the fiscal year ended December 31, 1991.

+ Previously filed as an exhibit to this Registration Statement on Form S-3, registration no. 333-47303.




Item 17.  Undertakings.
         --------------
      The undersigned Company hereby undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                or any material change to such information set forth in the registration statement; provided, however, that paragraphs
                (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (a) The undersigned Company hereby undertakes that, for the purposes of determining any liability under the securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to afforded to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES






         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on May __, 1998.





                                                     PROJECTAVISION, INC.


                                                     By:/s/ Martin Holleran
                                                     ___________________________

                                                     Martin Holleran, President
                                                     Chief Executive Officer and
                                                     Director


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Title                               Date
----------                -------                             ------





/s/ Marvin Maslow          Chairman of the Board             May __, 1998
-------------------------
Marvin Maslow


/s/ Martin Holleran        President, Chief Executive        May __, 1998
-------------------------  Officer and Director
Martin Holleran


/s/ Jules Zimmerman        Chief Financial                   May __, 1998
-------------------------  Officer, Secretary and
    Jules Zimmerman        Director



/s/ Martin D. Fife         Director                          May __, 1998
-------------------------
Martin D. Fife


/s/ Richard S. Hickok      Director                          May __, 1998
-------------------------
Richard S. Hickok


/s/ Dr. Craig I. Fields    Director                          May __, 1998
-------------------------
Dr. Craig I. Fields


/s/ Sherman Langer         Director                          May __, 1998
-------------------------
Sherman Langer


/s/ Arthur Lipper          Director                          May __, 1998
-------------------------
Arthur Lipper III

                                 EXHIBIT INDEX
Item 16.  Exhibits.
         ----------

Exhibit No.
-----------
*    3.1      Certificate of Incorporation of the Company

 +   3.2      Amendment to Certificate of Incorporation with respect to Series
              F Preferred Stock

 +   3.2.1    Amendment to Certificate of Incorporation with respect to Series
              G Preferred Stock

*    3.3      Amended By-Laws of the Company
 **  5.1      Opinion of Zukerman Gore & Brandeis, LLP


*** 10.1      OEM Alliance Agreement with Como Products Corporation

*** 10.2      OEM Alliance Agreement with C-Mac Electronic Systems

*** 10.3      OEM Basic Transaction Agreement with Texas Instruments

*** 10.4      Agreement with Boxlight Corporation


 +  10.5      Extension to Vidikron Transaction
**  24.1      Consent of Zukerman Gore & Brandeis, LLP included in Exhibit 5.1

**  24.2      Consent of Deloitte & Touche LLP


---------------
***           Previously filed as an exhibit to Registration
              Statement on Form S-3, registration no. 333-24926.

**            Filed herewith.

* Previously filed as an exhibit to Company's annual report on Form 10-K for the fiscal year ended December 31, 1991.

+ Previously filed as an exhibit to this Registration Statement on Form S-3, registration no. 333-47303.